UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2021
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2021, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Ms. Ana Pinczuk to serve on the Board. Ms. Pinczuk will serve as a Class I Director, with a term expiring at the Company's 2024 annual meeting of stockholders. Ms. Pinczuk will also serve on the Compensation Committee of the Board.
Ms. Pinczuk, age 58, is the Chief Development Officer for Anaplan, Inc. (“Anaplan”), which provides a cloud-based connected planning platform that helps connect organizations and people to make better and faster decisions. She joined Anaplan in February 2019 as the Chief Transformation Officer, following positions as President of Hewlett Packard Enterprise’s Pointnext technology services organization from 2017 to 2018, Senior Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, from February 2015 to November 2016, and General Manager, Backup and Recovery for Symantec Corporation from January 2015 to January 2016. From 2000 until 2015, Ms. Pinczuk served in various executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk currently serves on the board of Aptiv PLC, a global technology company focused on mobility, and on the Board of Trustees for Cornell University. She is also a member of the International Women’s Forum, Latino Donor Collaborative, and Carnegie Mellon Engineering Advisory Board. She is the recipient of numerous awards including Latino Leaders Top 100 Most Influential Latinas 2021 and 2020, ALPFA 2019 Top 50 Latinas, Fortune’s 2018 and 2017 Top 50 Latinas, Watermark 2018 Make Your Mark Development Award, 2016 Women of Influence Award, 2017 and 2016 HITEC 100, 2014 Corporate Index (Top 25 Hispanics), 2013 Latina Style Executive of the Year, and 2013 TWIN Award. Ms. Pinczuk earned both undergraduate and graduate mechanical engineering degrees from Cornell University, an executive master’s degree in technology management from the University of Pennsylvania and a master’s degree in software management from Carnegie Mellon University.
There are no understandings or arrangements between Ms. Pinczuk and any other person pursuant to which Ms. Pinczuk was selected to serve as a director of the Company. There are no relationships between Ms. Pinczuk and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Ms. Pinczuk will receive compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Ms. Pinczuk’s initial equity grants consist of (A) a restricted stock unit (“RSU”) award with an award value of $400,000, with the number of RSUs to be determined by dividing $400,000 by the closing trading price of a share of the Company’s common stock on the date of grant, which will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to Ms. Pinczuk’s continued service through such vesting dates; and (B) an RSU award with an award value of $183,333.33, with the number of RSUs to be determined by dividing $183,333.33 by the closing trading price of a share of the Company’s common stock on the date of grant, which will vest in full in one installment on the first anniversary of the date of grant, subject to Ms. Pinczuk’s continued service through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Policy, Ms. Pinczuk will not be eligible for the regular 2022 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2022 annual meeting of stockholders, but would be eligible for regular automatic grants thereafter assuming her continued service on the Board.
Effective June 16, 2021, the Company entered into an indemnification agreement with Ms. Pinczuk in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Ms. Pinczuk to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.
On June 21, 2021, the Company issued a press release announcing Ms. Pinczuk’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on June 21, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: June 21, 2021	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer